Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption "Independent Registered Public Accounting Firm " in the Prospectus and Statement of Additional Information, dated May 1, 2022 (including the supplement dated March 30, 2023) included in the Registration Statement (Form N-6, File No. 333-259409) of Lincoln Life Flexible Premium Variable Life Account M (the “Registration Statement”).

We also consent to the use of our reports (1) dated March 7, 2023 (except for the effect of the restatement disclosed in Note 1, as to which the date is March 30, 2023), with respect to the consolidated financial statements of The Lincoln National Life Insurance Company included in its Annual Report (Form 10-K/A) for the year ended December 31, 2022 and (2) dated April 6, 2022, with respect to the financial statements of each of the subaccounts within Lincoln Life Flexible Premium Variable Life Account M, for the year ended December 31, 2021, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania
March 30, 2023